EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 13th day of June, 2007 by and between the Federal Home Loan Bank of Atlanta (hereinafter, the “Bank”), and Richard A. Dorfman (hereinafter, “Executive”), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

WHEREAS, the Bank desires to employ Executive as President and Chief Executive Officer of the Bank, in accordance with the terms of this Agreement; and

WHEREAS, Executive is willing to serve as President and Chief Executive Officer of the Bank in accordance with the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. This Agreement is effective as of June 20, 2007 (the “Effective Date”).

2. Employment. Executive is hereby employed on the Effective Date as President and Chief Executive Officer of the Bank. In such capacity, Executive shall have such responsibilities commensurate with such position as shall be assigned to him by the Board of Directors of the Bank (the “Board”), which shall be consistent with the responsibilities of similarly situated executives of comparable companies in similar lines of business. In his capacity as President and Chief Executive Officer of the Bank, Executive will report directly to the Chairman of the Board.

3. Employment Period. Unless earlier terminated herein in accordance with Section 6 hereof, Executive’s employment shall be for a three-year term (the “Employment Period”), beginning on the Effective Date. Beginning on the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the Employment Period shall, without further action by Executive or the Bank, be extended by an additional one-year period; provided, however, that either party may, by notice to the other given not less than 60 days prior to the expiration of the then-current term, cause the Employment Period to cease to extend automatically. Upon such notice, the Employment Period shall terminate upon the expiration of the then-current term, including any prior extensions.

4. Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Board, housing mortgage related industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not interfere with the performance of Executive’s duties under this Agreement. During the Employment Period, Executive agrees to conduct himself in compliance with the Bank’s Code of Conduct.

5. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Bank will pay to Executive a base salary at the annual rate of $700,000 per year (the “Base Salary”), less normal withholdings, payable in equal installments as are customary under the Bank’s payroll practices from time to time. The Governance and Compensation Committee of the Board (the “Committee”) shall review Executive’s Base Salary annually and in its sole discretion may recommend that the Board approve an increase in Executive’s Base Salary from year to year. The annual review of Executive’s salary by Committee, and the evaluation of any recommendation by the Board, will include a consideration of, among other things, Executive’s own performance and the Bank’s performance.

(b) Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Bank (“Peer Executives”). Without limiting the foregoing, the following shall apply:

(i) During the Employment Period, Executive will be eligible to receive annual short-term incentive awards under the Bank’s Executive Incentive Compensation Plan. Such awards will be issued by the Board, or a committee of the Board, in its sole discretion and will be based on performance criteria established from year to year by the Board or a committee of the Board. For the twelve months ended June 30, 2008, Executive’s short-term incentive award opportunity will be 100% of Base Salary based upon goals to be established by the Board. The Board will determine whether such award is in addition to, or in lieu of, an award under the Executive Incentive Compensation Plan.

(ii) During the Employment Period, Executive also will be eligible to receive long-term incentive awards, issued by the Committee in its sole discretion and based on performance criteria established from time to time by the Committee. Following the Effective Date, the Committee shall issue to Executive a long-term incentive award based on minimum, target and maximum levels of achievement and paid as a percentage of Executive’s Base Salary. Such award will be based upon the same performance criteria as established by the Committee for long-term incentive awards issued to Peer Executives in 2007.

(c) Welfare Benefit Plans. During the Employment Period, Executive and Executive’s eligible dependents shall be eligible for participation in the welfare benefit plans, practices, policies and programs provided by the Bank (“Welfare Plans”) to the extent applicable generally to Peer Executives.

(d) Expenses, Fringe Benefits, and Paid Time Off. During the Employment Period, Executive shall be entitled to expense reimbursement, fringe benefits and paid time off in accordance with the policies, practices and procedures of the Bank to the extent applicable generally to Peer Executives.

(e) Relocation Allowance. Promptly following the Effective Date, the Bank will pay to Executive $150,000 in cash, which is intended to defray a portion of Executive’s expenses incurred in relocating to the Atlanta, Georgia area.

(f) Auto Allowance. During the first three years during Employment Period (and for each subsequent three-year period during the Employment Period), the Bank shall pay Executive an automobile allowance in an amount equal to $65,000, payable in equal monthly or more frequent installments as are customary under the Bank’s payroll practices from time to time. In lieu of this allowance, the Bank may provide Executive the use of an automobile reasonably acceptable to Executive which is purchased or leased by the Bank and for which the aggregate payments to be made by the Bank over such three-year period would not exceed $65,000.

6. Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Bank determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Bank shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean a mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under the Bank’s employee long-term disability plan, if any. At any time that the Bank does not maintain such a long-term disability plan, “Disability” shall mean the inability of Executive, as determined by the Board, to substantially perform the essential functions of his regular duties and responsibilities due to a medically determinable physical or mental condition which has lasted (or can reasonably be expected to last) for 180 non-consecutive days in any twelve-month period.

(b) Termination by the Bank. The Bank may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s willful failure to perform substantially Executive’s duties with the Bank (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties; or

(ii) Executive’s willful engaging in illegal conduct or gross misconduct which is, or is likely to be, injurious to the Bank, its financial condition, or its reputation; or

(iii) Executive’s engaging in any activity or conduct that results in a written request from the Federal Housing Finance Board or any other regulatory agency or body requesting that the Bank terminate the employment of the Executive; or

(iv) Executive’s indictment or conviction of, plea of guilty or nolo contendere with respect to, or agreement to enter into a pre-trial diversion or similar program in connection with the prosecution for, a crime involving fraud, theft, misappropriation, embezzlement, dishonesty, breach of trust or money laundering; or

(v)(A) The Bank’s receipt of a written notice under 12 U.S.C. Section 1422b(a)(2) seeking removal or suspension of the Executive, (B) the issuance of a notice of charges by the Federal Housing Finance Board against the Executive or the Bank based upon the actions or activities of the Executive under 12 U.S.C. 1422b(a)(5), (C) the seeking of or entry of a cease and desist order by the Federal Housing Finance Board against the Executive or the Bank relating to actions of or conduct by the Executive, or (D) the imposition of civil money penalties by the Federal Housing Finance Board relating to action or conduct by the Executive; or

(vi) Executive’s breach of fiduciary duty or breach of the covenants set forth in Section 12 of this Agreement.

(c) Termination by Executive. Executive’s employment may be terminated by Executive for Good Reason or for no reason. For purposes of this Agreement, “Good Reason” shall mean, without the consent of Executive:

(i) a material diminution in Executive’s Base Salary;

(ii) a material diminution in the Executive’s authority, duties, or responsibilities, or the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report (including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by Executive;

(iii) the Bank’s requiring Executive to be based at any office or location other than in Atlanta, Georgia; or

(v) any other action or inaction that constitutes a material breach of this Agreement by the Bank.

Good Reason shall not include Executive’s death or Disability. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Bank, within 90 days of the occurrence of the first event giving rise to Good Reason, written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason, and there shall have passed a reasonable time (not less than 30 days and not more than 60 days) within which the Bank may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive. Executive’s separation for Good Reason must occur within two years following the initial occurrence of an event giving rise to Good Reason. In the event of a separation following such two-year period, no “Good Reason” shall be deemed to exist.

(e) Notice of Termination. Any termination of this Agreement by the Bank or by Executive, other than for death or Disability, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, including whether such termination is for Cause or Good Reason, (ii) if such termination is for Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, to the extent applicable, and (iii) specifies the termination date (which, if such termination is by the Executive, shall not be less than 30 days from receipt of the Notice). The failure by the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Bank hereunder or preclude the Bank from asserting such fact or circumstance in enforcing the Bank’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated other than by reason of death or Disability, the date specified in the Notice of Termination, or (ii) if Executive’s employment is terminated by reason of death or Disability, the date of death or the Disability Effective Date, as the case may be.

7. Obligations of the Bank upon Termination.

(a) Termination by the Executive for Good Reason, or by the Bank Other Than for Cause or Disability. If, during the Employment Period, the Executive shall resign for Good Reason or the Bank shall terminate Executive’s employment other than for Cause or Disability then and, with respect to the payments and benefits described in clause (ii) below, only if Executive executes the Bank’s standard release of claims (the “Release”):

(i) the Bank shall pay to Executive in a single lump sum cash payment within 30 days after the Date of Termination, Executive’s Base Salary through the Date of Termination to the extent not theretofore paid (the “Accrued Obligations”); and

(ii) the Bank shall pay to Executive a severance payment (the “Severance Payment”) equal to the aggregate of (A) Executive’s Base Salary in effect as of the Date of Termination, which amount shall be paid to Executive in a single lump sum cash payment within 30 days after the Date of Termination, and (B) an amount equal to the amount which would have been payable pursuant to Executive’s short-term incentive award for the year in which the Date of Termination occurs, determined with respect to the actual performance against the performance criteria relating to such award (the “Bonus Payment”), which amount shall be paid on the same the date on which amounts relating to short-term incentive awards for such year are paid to Peer Executives, but not later than the fifteenth day of the third month following the year in which the Date of Termination occurs; and

(iii) to the extent not theretofore paid or provided, the Bank shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Bank, subject to the terms and conditions thereof (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as used in this Section 7(b) shall include, without limitation, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death.

(c) Disability. If Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as used in this Section 7(c) shall include, without limitation, disability and other benefits under such plans, programs, practices and policies relating to disability, if any, as are applicable to Executive and his family on the Date of Termination.

(d) Cause or Resignation other than for Good Reason. If Executive’s employment is terminated by the Bank for Cause during the Employment Period, or by Executive other than for Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.

8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Bank and for which Executive may qualify, nor, subject to Section 14(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Bank. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Bank at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

9. Limitation of Benefits.

(a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Bank to or for the benefit of Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Bank because of Section 280G of the Code (the “Reduced Amount”). For purposes of this Section 9, present value shall be determined in accordance with Section 280G(d)(4) of the Code. In the event, after the exhaustion of all remedies, it is necessary to reduce the Payments, the Executive shall direct which Payments are to be modified or reduced.

(b) All determinations required to be made under this Section 9, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by the an independent certified public accounting firm selected by the Bank and reasonably acceptable to Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Bank and Executive promptly after the receipt of notice that a Payment is due to be made. All fees and expenses of the Accounting Firm shall be borne solely by the Bank. Any determination by the Accounting Firm shall be binding upon the Bank and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 9 (“Underpayment”), consistent with the calculations required to be made hereunder. The Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Bank to or for the benefit of Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

10. Costs of Enforcement. Subject to Section 9(b), each party hereto shall pay its own costs and expenses incurred in enforcing or establishing its rights hereunder, including, without limitation, attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings.

11. Representations and Warranties. Executive hereby represents and warrants to the Bank that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive’s execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

12. Restrictions on Conduct of Executive.

(a) No Solicitation. During the Employment Period and for a period of eighteen (18) months after termination of employment, Executive shall not, directly

(i) Solicit any customers of the Bank or the Bank’s affiliates for purposes of selling any products or services competitive with those of the Bank or its affiliates and with whom Executive had Material Contact in the twelve (12) months preceding termination of employment. For purposes of this Agreement, Executive had “Material Contact” with a customer if (a) Executive had business dealings with the customer on the Bank’s behalf, or (b) Executive was responsible for supervising or coordinating the dealings between the customer and the Bank; or

(ii) Solicit for employment, offer, or cause to be offered employment, either on a full time, part-time or consulting basis, to any person who was employed by the Bank or its affiliates on the Date of Termination and with whom Executive had regular contact with during the course of his employment by the Bank, unless Executive shall have received the prior written consent of the Bank.

Executive understands and agrees that the non-solicitation agreement contained in this Section 12 is necessary to the Bank because Executive has access to, and in order to protect the confidentiality of, the Bank’s “Confidential Information” (as that term is defined in Section 12(c)(ii) below) from intentional and/or inadvertent disclosure or use upon or after the termination of Executive’s employment with the Bank. As consideration, the Bank expressly agrees to provide Executive with Confidential Information during the Employment Period.

(c) Confidentiality.

(i) Trade Secrets. “Trade Secrets” refers to information, without regard to form, that is not generally known about the Bank’s business, that the Bank has made reasonable efforts to maintain as secret or confidential, and from which the Bank derives economic value because it is not generally known to others who can obtain economic value from its use or disclosure. Trade Secrets include, but are not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, and computer programs and plans. This definition shall not limit any definition of “trade secrets” or any equivalent term under applicable state, local, or federal law.

(ii) Confidential Information. “Confidential Information” refers to business information or data of the Bank that, although not a Trade Secret, is not generally known to the public and that the Bank desires and makes reasonable efforts to keep confidential. Confidential Information includes, but is not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, models, trade secrets, computer programs and plans, information related to officers, directors, employees and agents, operations materials and memoranda, personnel records and information, pricing and financial information related to the Bank, its members, and suppliers, and any information marked “Confidential” by the Bank, and other proprietary information that does not rise to the level of a Trade Secret. Confidential Information does not include data or information that (i) the Bank has voluntarily disclosed to the public, (ii) third parties have independently developed and disclosed to the public, (iii) otherwise enters the public domain through lawful means, or (iv) is lawfully and rightfully disclosed to Executive following the Effective Date by another party without an obligation to keep the information confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under any applicable state, local or federal law.

(iii) Non-Disclosure. Executive hereby acknowledges and agrees that the Bank and its affiliates have developed and own valuable information described above as Trade Secrets and Confidential Information. Executive acknowledges and agrees that all such Trade Secrets and Confidential Information are valuable assets of the Bank, and if developed by Executive, are developed by Executive in the course of Executive’s employment with the Bank, and are the sole property of the Bank. Executive agrees that Executive will not divulge or otherwise disclose to any third party, directly or indirectly, any Confidential Information or Trade Secrets, except to the extent such use or disclosure is (i) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (ii) lawfully obtainable from other sources, or (iii) authorized by the

Bank. Executive acknowledges that this restriction on disclosure of Confidential Information is limited to the Employment Period and for eighteen (18) months thereafter. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Bank’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets or unfair trade practices.

(d) Enforcement of Restrictive Covenants.

(i) Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the covenants contained in this Section 12 (the “Restrictive Covenants”), the Bank shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Bank at law or in equity:

(A) the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Bank and that money damages would not provide an adequate remedy to the Bank; and

(B) the right and remedy to require Executive to account for and pay over to the Bank all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants.

(ii) Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Bank and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

13. Assignment and Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Bank shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns.

(c) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank” shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

14. Miscellaneous.

(a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Bank from employing other personnel on such terms and conditions as may be satisfactory to it.

(d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Bank and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation, any written or oral discussions, term sheets, or agreements prior to the Effective Date.

(e) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Bank:

Chairman

Federal Home Loan Bank of Atlanta

1475 Peachtree Street

Atlanta, Georgia 30309

To Executive:

Richard A. Dorfman

President/CEO

Federal Home Loan Bank of Atlanta

_________________

_________________

_________________

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(h) Construction. Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either party.

(i) Regulatory Authority. Notwithstanding any other provision of this Agreement, the Bank and the Executive each acknowledge and agree that payments to be made by the Bank that are contingent on, or by their terms are payable on or after the termination of the Executive’s employment or affiliation with the Bank, may be limited or precluded by the Federal Housing Finance Board under authorities granted it under applicable law.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

FEDERAL HOME LOAN BANK OF ATLANTA

By:	/s/ Scott C. Harvard
Name:	Scott C. Harvard
Title:	Chairman

EXECUTIVE:

/s/ Richard A. Dorfman
Name: Richard A. Dorfman